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                                                                       Exhibit 5


                                                 September 26, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Aeroflex Incorporated
               Registration Statement on Form S-8
               ----------------------------------

Gentlemen:

     Reference is made to the filing by Aeroflex Incorporated (the "Corporation") of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 10,000 shares (the "Shares") of the Corporation's common stock, $.10 par value per share (the "Common Stock"), to be issued in connection with the employment agreement, dated November 9, 2005, between the Corporation and John Adamovich, Jr. The Shares are restricted shares that vest to the extent of fifty percent (50%) on each of November 9, 2006 and 2007, subject to the terms of the employment agreement.

     As counsel for the Corporation, we have examined its corporate records, including its Certificate of Incorporation, as amended, By-Laws, its corporate minutes, the form of its Common Stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that the Shares, when issued, will be legally issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel of the Corporation, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Kramer, Coleman & Wactlar, P.C.

                                        KRAMER, COLEMAN &
                                        WACTLAR, P.C.


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